December 9, 2003

THE TORONTO STOCK EXCHANGE The Exchange Tower 2 First Canadian Place, 130 King Street West Toronto, Ontario M5X 1J2 Attention: Advisory Affairs Division
ALBERTA SECURITIES COMMISSION 10025 Jasper Avenue, 20th Floor Edmonton, Alberta T5J 3Z5 Attention: Corporate Reporting	BRITISH COLUMBIA SECURITIES COMMISSION 701 West Georgia Street, Pacific Centre, 12th Floor Vancouver, British Columbia V7Y 1L2 Attention: Corporate Reporting
MANITOBA SECURITIES COMMISSION 1130 - 405 Broadway Avenue Winnipeg, Manitoba R3C 3L6 Attention: Corporate Reporting	OFFICE OF THE ADMINISTRATOR Securities Division, Department of Justice Harbour Bldg., 133 Prince William St., Suite 606 Saint John, New Brunswick E2L 4Y9 Attention: Corporate Reporting
NOVA SCOTIA SECURITIES COMMISSION Joseph Howe Building, 2nd Floor 1690 Hollis Street, P.O. Box 458 Halifax, Nova Scotia B3J 3J9 Attention: Corporate Reporting	ONTARIO SECURITIES COMMISSION 20 Queen Street West Suite 1903 Toronto, Ontario M5H 3S8 Attention: Corporate Reporting
QUEBEC SECURITIES COMMISSION Stock Exchange Tower, P.O. Box 246 800 Victoria Square, 22nd Floor Montreal, Quebec H4Z 1G3 Attention: Corporate Reporting	SASKATCHEWAN SECURITIES COMMISSION 1920 Broad Street, Suite 800 Regina, Saskatchewan S4P 3V7 Attention: Corporate Reporting

Dear Sir/Madam:

Re:  Notice of Meeting and Record Date
for CFM Corporation (“CFM”)
CUSIP# 12525R 10 1

Please be advised of the upcoming Annual and General Meeting of the shareholders of CFM scheduled for Wednesday, February 25, 2004, and of the Record Date, Wednesday, January 14, 2004, in connection with this meeting.

Sincerely,

CFM CORPORATION

/s/ SONYA STARK
Sonya Stark
Director, Legal Affairs,
Investor Relations and
Corporate Secretary

:sdg